EXHIBIT 99.1

Johnson Outdoors Posts Record Fiscal Second Quarter Results

RACINE, Wis., May 04, 2018 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global innovator of outdoor recreation equipment and technology, today reported double-digit increases in sales and earnings driving record-high results during the Company’s 2018 second fiscal quarter and first fiscal six months ending March 30, 2018.

"We continue to benefit from our dedicated focus on consumer-driven innovation that delivers bigger, better marketplace success, most notably in Fishing, our largest and most profitable business. Only Johnson Outdoors can leverage the unique combination of groundbreaking technologies in our powerhouse Minn Kota® and Humminbird® brands to maximize the growth potential of our Fishing business.   Innovative core life-support products have also been key drivers behind SCUBAPRO® performance this year.  On the flip side, the negative impact on distribution channels from tough market conditions in Watercraft Recreation and Camping underscores the critical importance and urgency of our digital transformation,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer.  “At this time, excitement for our 2018 product line-up remains strong, giving us a great start to the year and positioning our brands for continued marketplace success.  Ongoing investment against our three key strategic plan priorities – richer consumer insights, enhanced innovation processes and digital sophistication – are essential to ensure continued progress toward our goal of delivering accelerated sustained profitable growth.”

SECOND QUARTER RESULTS

Sales in the second fiscal quarter reflect shipments to customers in anticipation of the primary retail-selling period for the outdoor recreation industry’s warm-weather products.  Net sales jumped 11 percent to $165.8 million in the current fiscal second quarter compared to $149.8 million in the prior year quarter, driven by continued strong positive momentum in the Company’s Fishing and Diving groups. Key contributing factors in year-over-year quarterly comparisons in each group were:

  Exceptional new product performance in Minn Kota® and Humminbird® brands across all key channels powered a 19 percent increase in Fishing revenue.
  Diving showed mixed results across global markets resulting in a 7 percent uptick in revenue. On a currency neutral basis, sales were flat vs. the prior year quarter.
  Watercraft Recreation sales were negatively impacted by a weakened market and retail consolidations.
  Primary drivers of a decline in Camping revenues were the divesture of the Silva brand and decreases in military tent revenue.

Total Company operating profit in the fiscal second quarter was $26.0 million, a 27 percent increase over operating profit of $20.5 million in the previous fiscal year quarter.  Gross margin improved to 44.8 percent compared to 43.3 percent in the prior year second quarter due to favorable mix and improved operating efficiency.  Operating expense during the quarter increased 8 percent year-over-year due primarily to higher sales volume-related costs and discretionary compensation accruals.  Net income in the fiscal second quarter was $21.6 million, or $2.15 per diluted share, a 54 percent increase compared with net income of $14.0 million, or $1.39 per diluted share, in the previous fiscal year’s second quarter.

YEAR-TO-DATE RESULTS

Fiscal 2018 year-to-date net sales advanced 16.0 percent to $282.4 million versus net sales of $243.5 million in the same fiscal six-month period last year.  Total Company operating profit increased 58 percent to $33.0 million compared with $20.9 million during the prior fiscal year-to-date first six months.  Gross margin year-to-date improved to 43.6 percent versus 41.7 percent for the previous fiscal year first six months. Operating expense increased during the first half of the fiscal year due primarily to higher sales volume, yet declined as a percentage of sales. Net income of $21.9 million, or $2.18 per diluted share, in the first fiscal six-month period compared favorably to net income of $18.0 million, or $1.80 per diluted share, in the prior year-to-date period. New U.S. tax reform legislation prompted changes in accounting for taxes resulting in $6.8 million in charges during the first two 2018 fiscal quarters.

OTHER FINANCIAL INFORMATION
At March 30, 2018, cash, net of debt was $51.1 million compared with the Company’s cash, net of debt position of $24.4 million at March 31, 2017.  Depreciation and amortization was $6.4 million in the current year-to-date period versus $6.4 million in the prior fiscal first six-months. Capital spending totaled $10.9 million during the first six-month period compared with $5.2 million in the previous year-to-date period.  The increase in the current six-month period was driven by investments in system upgrades and digital transformation.

“The balance sheet remains strong and our growing cash position enables us to continue investment against strategic priorities and opportunities to expand our business and growth potential.  We remain confident in our ability and plans to create long-term value and consistently pay dividends to shareholders,” said David W. Johnson, Vice President and Chief Financial Officer.

WEBCAST

The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday, May 4, 2018.  A live listen-only web cast of the conference call may be accessed at Johnson Outdoors’ home page.  A replay of the call will be available for 30 days on the Internet.

About Johnson Outdoors Inc.

JOHNSON OUTDOORS is a leading global innovator of outdoor recreation equipment and technologies that inspire more people to experience the awe of the great outdoors. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing, Diving and Camping.  Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Ocean Kayak™; Carlisle® paddles; Minn Kota® fishing motors, batteries and anchors; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; Jetboil® outdoor cooking systems; and, Eureka!®camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "confident," "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include the matters described under the caption “Risk Factors” in Item 1A of the Company’s Form 10-K which will be filed with the Securities and Exchange Commission on December 8, 2017 and the following: changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus and its increasing digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in its working capital management and cost-structure reductions; the Company’s success in integrating strategic acquisitions; the risk of future write-downs of goodwill or other long-lived assets; the ability of the Company’s customers to meet payment obligations; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials used by the Company; any disruptions in the Company's supply chain as a result of material fluctuations in the Company's order volumes and requirements for raw materials and other components necessary to manufacture and produce the Company's products; the success of the Company’s suppliers and customers and the impact of any consolidation in the industries of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; and adverse weather conditions. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this filing. The Company assumes no obligation, and disclaims any obligation, to update such forward-looking statements to reflect subsequent events or circumstances.

FINANCIAL TABLES FOLLOW

(thousands, except per share amounts)
	THREE MONTHS ENDED		SIX MONTHS ENDED
Operating Results	March 30 2018	March 31 2017	March 30 2018	March 31 2017
Net sales	$165,778	$149,807	$282,357	$243,536
Cost of sales	91,583	84,894	159,351	142,058
Gross profit	74,195	64,913	123,006	101,478
Operating expenses	48,193	44,455	89,967	80,548
Operating profit:	26,002	20,458	33,039	20,930
Interest (income) expense, net	(76)	115	(206)	578
Other income, net	(3,367)	(1,494)	(4,524)	(1,440)
Income before income taxes	29,445	21,837	37,769	21,792
Income tax expense	7,825	7,878	15,914	3,777
Net income	$21,620	$13,959	$21,855	$18,015
Weighted average common shares outstanding - Dilutive	9,993	9,915	9,979	9,892
Net income per common share - Diluted	$2.15	$1.39	$2.18	$1.80

Segment Results
Net sales:
Fishing	$125,506	$105,424	$214,413	$172,495
Camping	10,082	11,375	15,928	17,110
Watercraft Recreation	10,808	15,087	15,165	21,304
Diving	19,370	18,026	36,808	32,919
Other/eliminations	12	(105)	43	(292)
Total	$165,778	$149,807	$282,357	$243,536
Operating profit (loss):
Fishing	$30,762	$22,838	$44,827	$30,031
Camping	302	1,011	(422)	239
Watercraft Recreation	(170)	847	(1,314)	49
Diving	14	311	(371)	(750)
Other/eliminations	(4,906)	(4,549)	(9,681)	(8,639)
Total	$26,002	$20,458	$33,039	$20,930

Balance Sheet Information (End of Period)
Cash and cash equivalents			$51,066	$29,360
Accounts receivable, net			124,237	122,386
Inventories, net			94,607	74,858
Total current assets			272,273	230,611
Total assets			383,926	342,302
Short-term debt			-	-
Total current liabilities			99,902	86,775
Long-term debt, less current maturities			-	5,000
Shareholders’ equity			261,245	221,324

At Johnson Outdoors Inc.
David Johnson	Patricia Penman
VP & Chief Financial Officer	VP – Global marketing services & communications
262-631-6600	262-631-6600